===========================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 1, 2004


                            MERCER INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)


                                   WASHINGTON
         (State or other jurisdiction of incorporation or organization)


              000-9409                                 91-6087550
     (Commission File Number)               (I.R.S. Employer Identification No.)


          14900 INTERURBAN AVENUE SOUTH, SUITE 282, SEATTLE, WA 98168
                              (Address of Office)


                                 (206) 674-4639
              (Registrant's telephone number, including area code)

================================================================================

ITEM  7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

EXHIBIT NO.      DESCRIPTION
------------     -----------

   99.1          Press  Release  dated  March  1,  2004

ITEM  12.    RESULTS  OF  OPERATIONS  AND  FINANCIAL  CONDITION.

The information contained in this Current Report shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On March 1, 2004, Mercer International Inc. (the "Company") announced by press release the Company's results for its fourth quarter and year ended December 31, 2003. A copy of the Company's press release is attached hereto as Exhibit 99.1.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                          MERCER  INTERNATIONAL  INC.

                                          /s/  David  M.  Gandossi
                                          ------------------------
                                          David  M.  Gandossi
                                          Chief  Financial  Officer


Date:   March  1,  2004

                            MERCER INTERNATIONAL INC.

                                    FORM 8-K

                                  EXHIBIT INDEX


EXHIBIT  NUMBER     DESCRIPTION
---------------     -----------

      99.1          Press  release  dated  March  1,  2004

                                  EXHIBIT 99.1



                           FOR:         MERCER  INTERNATIONAL  INC.

                           APPROVED BY: Jimmy  S.H.  Lee
                                        Chairman  &  President
                                        (41)  43  344-7070
For  Immediate  Release
-----------------------
                                        Financial Dynamics
                                        Investors: Eric Boyriven/Kellie Nugent
                                        Media:  David  Schemelia
                                        (212) 850-5600


          MERCER INTERNATIONAL INC. REPORTS 2003 FOURTH QUARTER PROFITS
                              AND YEAR END RESULTS

     NEW  YORK,  NY,  March  1, 2004 -- Mercer International Inc. (Nasdaq:MERCS,
TSX: MRI.U) today reported results for the fourth quarter and year ended December 31, 2003.

RESULTS  OF  OPERATIONS  -  2003  FOURTH  QUARTER

     Total revenues for the fourth quarter of 2003 were E50.4 million, versus E56.1 million in the fourth quarter of 2002, primarily because the current period does not include the revenues from the Landqart specialty paper mill which was reorganized in December 2002 and is now accounted for under the equity method. Pulp and paper revenues were E47.5 million in the 2003 fourth quarter, versus E53.6 million in the fourth quarter of 2002.

     Costs of pulp and paper sales in the fourth quarter of 2003 were E45.5 million, compared to E57.4 million in the fourth quarter of 2002. The reduction in costs versus the year ago period is primarily a result of the exclusion of results from the Landqart mill.

     For the 2003 fourth quarter, pulp sales increased to E34.2 million from E31.2 million in the same period a year ago and E30.0 million in the 2003 third quarter. List prices for Northern Bleached Softwood Kraft Pulp ("NBSK") in Europe were approximately E444 (US$560) per tonne in the fourth quarter of 2003, approximately E444 (US$500) per tonne in the third quarter of 2003 and approximately E440 (US$490) per tonne in the fourth quarter of last year. The increase in NBSK prices was largely offset by an 8% decline in the value of the U.S. dollar versus the Euro in the current period. Increased production


                                     -more-

Mercer Reports 2003 Fourth Quarter Profits and Year End Results        Page 2


volumes due to enhanced operational efficiency lead to higher pulp revenues. In the 2003 fourth quarter, pulp sales by volume increased to 81,729 tonnes from 76,052 tonnes in the fourth quarter of last year and 73,747 tonnes in the third quarter of 2003.

     Pulp sales realizations were E418 per tonne on average in the 2003 fourth quarter, versus E407 per tonne in the third quarter of 2003 and E410 per tonne in the fourth quarter of 2002.

     Transportation and other revenues for the pulp operations were E2.6 million in the 2003 fourth quarter, compared to E2.9 million in the fourth quarter of last year.

     Despite increased production volumes, cost of sales and general, administrative and other expenses for the pulp operations decreased to E35.5 million in the 2003 fourth quarter from E40.0 million in the fourth quarter of 2002. On average, per tonne fiber costs for pulp production decreased by approximately 9% compared to the fourth quarter of last year. Depreciation for the pulp operations was E5.3 million in the current quarter, versus E5.4 million a year ago.

     For the fourth quarter of 2003, our pulp operations generated operating income of E0.8 million, versus an operating loss of E6.2 million in the year ago period.

     As previously noted, results for our paper segment reflect the exclusion of results from the Landqart specialty paper mill, which were included in our 2002 fourth quarter results. Paper sales in the 2003 fourth quarter were E13.3 million, compared with E22.4 million in the fourth quarter of last year. Sales of specialty papers in the 2003 fourth quarter were E9.9 million versus E18.5 million in the fourth quarter of 2002. For the fourth quarter of 2003, total paper sales volumes were 15,030 tonnes, versus 19,865 tonnes last year. On average, prices for specialty papers realized in the current period decreased by approximately 23.7%, reflecting the shift in product mix after de-consolidation of the Landqart mill. Average prices for our printing papers remained relatively level with those seen in the year ago period.

     Cost of sales and general, administrative and other expenses for the paper operations in the fourth quarter of 2003 were E15.1 million, versus E25.9 million in the comparative quarter of 2002, primarily as a result of lower paper sales. Depreciation for the paper operations was E0.5 million in the 2003 fourth quarter. There was no depreciation for the paper operations in the fourth quarter of 2002.


                                     -more-

Mercer Reports 2003 Fourth Quarter Profits and Year End Results        Page 3


     For the 2003 fourth quarter, our paper operations generated an operating loss of E1.6 million, compared to operating income of E3.7 million in the fourth quarter of last year.

     For the fourth quarter of 2003, consolidated general and administrative expenses, which included certain non-capitalized costs related to the Stendal mill, were E6.4 million, compared to E4.6 million in the year ago period.

     In the fourth quarter of 2003, we reported a loss from operations of E2.0 million, compared to a loss from operations of E5.7 million in the same period last year. Interest expense (excluding capitalized interest of E4.9 million relating to the Stendal project) in the fourth quarter of 2003 was E4.6 million, compared with E2.9 million a year ago, due primarily to higher borrowings.

     Pursuant to the E827 million loan facility (the "Stendal Loan Facility") for our greenfield project (the "Stendal project") to construct an approximately 552,000 tonne NBSK mill near Stendal, Germany, our 63% owned subsidiary, Zellstoff Stendal GmbH ("Stendal"), entered into variable-to-fixed rate interest swaps for the full term of the facility to manage the risk exposure with respect to approximately E612.6 million of the principal amount of the Stendal Loan Facility. Under these swaps, Stendal pays a fixed rate and receives a floating rate with respect to interest payments calculated on a notional amount. These swaps manage the exposure to variable cash flow risk from the variable interest payments under the Stendal Loan Facility. The swaps are marked to market at the end of each reporting period and all unrealized gains and losses are recognized in earnings for a reporting period. As a result of an increase in long-term interest rates in the 2003 fourth quarter, a non-cash holding gain of E9.5 million before minority interests was recognized with respect to these swaps in the 2003 fourth quarter, compared to a loss of E8.1 million in the year ago period. We also entered into a currency forward contract in connection with the Stendal Loan Facility in the 2003 third quarter on which we recognized a non-cash holding gain of E0.2 million.

     We had also entered into currency swaps to manage the exposure with respect to an aggregate amount of approximately E192.2 million of the principal long-term indebtedness of the Rosenthal mill and currency forward contracts, as well as forward interest rate and interest cap contracts in connection with a portion of the indebtedness relating to the Rosenthal mill. For the fourth quarter of 2003, we recognized a net gain of E10.1 million from the settlement of these foreign currency derivatives and the


                                     -more-

Mercer Reports 2003 Fourth Quarter Profits and Year End Results        Page 4


valuation of the interest rate derivatives of Rosenthal, versus a net gain of E12.6 million thereon in the year ago period.

     Minority interest for the 2003 fourth quarter was a loss of E2.9 million, representing the two minority shareholders' proportionate share in the Stendal project. In the fourth quarter of 2002, minority interest was a gain of E2.9 million.

     During the current period, we recorded a valuation reserve of E3.0 million for potential tax obligations and an asset write-down of E2.3 million relating to the value of certain assets in which we have a non-controlling interest as a result of Landqart's reorganization. Our results for the current period included a pre-tax charge of E0.4 million for settlement expenses in respect of a proxy solicitation and settlement agreement relating to our 2003 annual meeting.

     We reported net income for the fourth quarter of 2003 of E5.6 million, or E0.33 per diluted share, versus E1.1 million, or E0.07 per diluted share, a year ago.

     As the Stendal project is currently under construction and because of its overall size relative to our other facilities, management uses consolidated operating results excluding items relating to the Stendal project to measure the performance and results of our operating units. Management believes this measure provides meaningful information on the performance of its operating facilities for a reporting period. Upon commencement of commercial production, the Stendal project will be evaluated with our other operating units. Excluding items related to the Stendal project, we would have reported a net loss for the 2003 fourth quarter of E1.2 million, or E0.07 per diluted share, which was determined by subtracting the non-cash holding gain on the interest rate swaps of E9.5 million and the non-cash holding gain on the currency forward contract of E0.2 million from, and adding minority interest of E2.9 million to, the reported net income of E5.6 million. This compares with net income of E6.3 million, or E0.37 per diluted share, in the fourth quarter of 2002, when items related to the Stendal project are excluded, which was determined by adding back the non-cash holding loss on interest rate swaps of E8.1 million to, and subtracting minority interest of E2.9 million from, the reported net income of E1.1 million.

     Operating earnings before depreciation and amortization ("Operating EBITDA") for the fourth quarter of 2003 was E3.9 million, versus Operating
EBITDA of E(0.3) million in the same period a year ago. Management uses Operating EBITDA as a benchmark measurement of its own operating results,


                                     -more-

Mercer Reports 2003 Fourth Quarter Profits and Year End Results        Page 5


and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense is not an actual cash cost, and varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA as calculated by other companies.

     Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income
(loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

RESULTS  OF  OPERATIONS  -  2003

     Total revenues for 2003 were E194.6 million, versus E239.1 million in 2002, primarily because the current period did not include the revenues from the Landqart specialty paper mill. Pulp and paper revenues were E182.5 million in 2003, versus E227.9 million in 2002.

     Pulp sales totaled E126.6 million in 2003, versus E130.2 million in 2002. List prices for NBSK pulp in Europe increased to approximately E444 (US$560) per tonne at the end of 2003 from approximately E440 (US$490) per tonne at the end of 2002, which was largely offset by a 17% decline in the value of the U.S. dollar against the Euro in 2003. Increased production volumes due to enhanced operational efficiency lead to higher pulp revenues. Pulp sales by volume increased to 303,655 tonnes in 2003 from 293,607 tonnes in 2002.

     Paper sales in 2003 were E55.9 million, compared to E97.7 million in 2002, primarily as a result of the exclusion of the results from the Landqart specialty paper mill. Sales of specialty papers in 2003 were E40.1 million, versus E79.4 million in 2002 and total paper sales volumes were 62,018 tonnes in 2003 versus 84,922 tonnes in 2002, reflecting the shift in product mix after the deconsolidation of the Landqart mill.


                                     -more-

Mercer Reports 2003 Fourth Quarter Profits and Year End Results        Page 6


     General and administrative expenses in 2003 decreased to E19.3 million from E25.0 million in 2002, reflecting the exclusion of the results of the Landqart mill and lower professional fees in the current period.

     We reported a loss from operations of E4.5 million in 2003, compared to a loss from operations of E1.1 million in 2002. Interest expense (excluding capitalized interest of E17.4 million in respect of the Stendal project) in 2003 decreased to E11.5 million from E13.8 million in 2002 because of lower borrowing costs and lower indebtedness.

     In 2003, we recorded an aggregate gain of E28.5 million as a result of the settlement of currency swaps and currency forwards entered into by Rosenthal and when Rosenthal's interest and interest cap derivatives were marked to market at the end of the period. In 2002, we recorded a net gain of E23.4 million on the foreign currency and interest rate derivatives entered into by Rosenthal.

     In 2003, we recorded a non-cash holding loss of approximately E13.0 million when the Stendal interest rate swap agreements were marked to market at the end of the period. The non-cash holding loss on such interest rate swaps in 2002 was approximately E30.1 million. In 2003, we recognized a non-cash holding gain of approximately E0.7 million in respect of the Stendal currency forward contract.

     Minority interest for 2003 was E5.6 million, compared to E11.0 million in 2002, and represented the two minority shareholders' proportionate share in the Stendal project.

     Our results for 2003 include an adjustment of E5.6 million for the non-cash aggregate pre-tax earnings impact of other-than-temporary impairment losses on certain available-for-sale securities. This adjustment was reported in other income (expense) in our consolidated statement of operations. This adjustment did not affect shareholders' equity since all of our available-for-sale securities are marked to market on a quarterly basis and all unrealized gains or losses are reported through the statement of comprehensive income in our financial statements and recorded in other comprehensive income (loss) within shareholders' equity on our balance sheet. These were legacy investments and unrelated to our pulp and paper operations and were largely sold in December 2003.


                                     -more-

Mercer Reports 2003 Fourth Quarter Profits and Year End Results        Page 7


     Our results for 2003 include a valuation reserve and asset write-down aggregating E5.3 million and a one-time pre-tax charge of approximately E1.0 million for settlement expenses in respect of the previously mentioned proxy solicitation and settlement agreement.

     We reported a net loss for 2003 of E3.6 million, or E0.21 per diluted share, versus a net loss of E6.3 million, or E0.38 per diluted share, in 2002.

     Excluding items relating to the Stendal project, we would have reported net income of E3.1 million, or E0.18 per diluted share, in 2003, which was determined by subtracting the non-cash holding gain of E0.7 million on the currency forward contract and minority interest of E5.6 million from, and adding the non-cash holding loss of E13.0 million on the interest rate swaps to, the reported net loss of E3.6 million. This compares with net income of E12.8 million, or E0.76 per diluted share, in 2002, when items related to the Stendal project were excluded, which was determined by adding back the non-cash holding loss on the interest rate swaps of E30.1 million to, and subtracting minority interest of E11.0 million from, the reported net loss of E6.3 million.

     Operating  EBITDA  in  2003  was  E19.6 million, versus Operating EBITDA of
E24.5 million in 2002. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure, primarily because depreciation expense is not an actual cash cost, and varies widely from company to company in a manner that management considers largely independent of the underlying cost-efficiency of their operating facilities. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

     At December 31, 2003, our cash and cash equivalents were E52.0 million, compared to E30.3 million at the end of 2002. We also had E15.2 million of cash restricted to pay construction in progress costs payable and E19.1 million of cash restricted in a debt service account, both related to the Stendal project. In addition, we had E25.1 million of cash restricted in a debt service account relating to the Rosenthal mill. At December 31, 2003, we recorded a working capital deficit of E48.9 million, primarily because we pre-finance certain governmental grants which we expect to receive under a dedicated tranche of our Stendal credit facility but, under our accounting policies, do not record these grants until they are received, as well as Stendal construction in progress costs payable for which we had not drawn down under the said credit


                                     -more-

Mercer Reports 2003 Fourth Quarter Profits and Year End Results        Page 8


facility. At the end of 2003, we had applied for investment grants totaling approximately E74 million from the federal and state governments of Germany which we expect to receive in 2004. These grants, when received, will be applied to repay the amounts drawn under the dedicated tranche of the Stendal facility. The grants are not reported in our income and reduce the cost basis of the assets purchased when they are received. At the end of 2003, we had Stendal construction in progress costs payable of E42.8 million which will be paid pursuant to the Stendal credit facility. We expect to continue to generate sufficient cash flow from operations to pay our interest and debt service expenses and meet the working and maintenance capital requirements for our current operations. We expect to meet the capital requirements for the Stendal mill, including working capital and potential losses during start up, through shareholder advances already made to Stendal, the Stendal loan facility, which includes a revolving line of credit for the mill, the receipt of government grants and, when operational, cash flow from operations.

STENDAL  PROJECT  STATUS

     As of December 31, 2003, progress on the Stendal project was substantially on schedule and on budget. The Stendal project has advanced to an average stage of 92% completion. Engineering is approximately 99% completed. Procurement and equipment delivery is approximately 99% completed, and civil works and mechanical assembly are approximately 93% and 70% completed, respectively.

PRESIDENT'S  COMMENTS

     Mr. Jimmy S.H. Lee, President and Chairman, stated, "Our results for the fourth quarter and all of 2003 are reflective of the weakening of the U.S. dollar versus the Euro, improving pulp demand and prices and soft conditions in the markets for our paper products. Although pulp prices steadily improved in 2003, such improvements were largely offset by the weakening of the U.S. dollar which fell by approximately 17% versus the Euro on a year over year basis. As result of the weakening of the U.S. dollar, during the fourth quarter, we settled a number of the foreign currency derivatives resulting in a gain of approximately E10.1 million." Mr. Lee continued, "In early 2004, pulp prices have continued to improve both because of improving demand and a weakening U.S. dollar."

     Mr. Lee further stated, "As we enter 2004, we believe we are well positioned for growth. Conditions in the pulp markets have continued to improve and we are very pleased with the progress that we have made on the Stendal pulp mill. The project is substantially on time and on budget. We are very excited and are looking forward to the completion of the project and bringing the 552,000 tonne Stendal pulp mill into production in 2004." He added, "We have contracted for substantially all of our fiber


                                     -more-

Mercer Reports 2003 Fourth Quarter Profits and Year End Results        Page 9


requirements for 2004 including the anticipated requirements for the start and ramp up of the Stendal pulp mill." He concluded, "When completed, the Stendal pulp mill project will be a seminal event in the company's history, acting as a major driver of organic growth for the next few years and allowing us to leverage the unique market opportunity presented to us by our proximity to customers in western Europe and the emerging markets of central and eastern Europe."

     In conjunction with this release, Mercer International will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Monday, March 3, 2004 at 10:00 AM EST. Listeners can access the conference call live and archived over the Internet through a link at the company's web site at http://www.mercerinternational.com, or at http://www.firstcallevents.com/service/ajwz401256693gf12.html. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until March 8, 2004 at 11:59 p.m. (Eastern Standard Time). The replay number is (800) 642-1687, and the passcode is 5781803.

     Mercer International Inc. is a European pulp and paper manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerinternational.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the company's SEC reports.

                            -FINANCIAL TABLES FOLLOW-

                            MERCER INTERNATIONAL INC.
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2003 AND 2002
                              (Euros in thousands)




                                                     DECEMBER 31,  DECEMBER 31,
                                                         2003          2002
                                                     ------------  -------------
             ASSETS
Current Assets
  Cash and cash equivalents                          E   51,993    E   30,261
  Cash restricted                                        15,187         9,459
  Investments                                                 6           307
  Receivables                                            32,285        28,132
  Cumulative derivative gains                               743         3,792
  Inventories                                            23,909        16,375
  Prepaid expenses                                        4,278         7,891
                                                     ----------    ----------
    Total current assets                                128,401        96,217

Long-Term Assets
  Cash restricted                                        44,180        38,795
  Property, plant and equipment                         745,178       441,990
  Investments                                             1,644         5,592
  Equity method investments                               2,309         7,019
  Deferred note issuance charges                          4,213             -
  Deferred income tax                                     9,980        10,137
                                                     ----------    ----------
                                                        807,504       503,533
                                                     ----------    ----------
    Total assets                                     E  935,905    E  599,750
                                                     ==========    ==========
            LIABILITIES

Current Liabilities
  Accounts payable and accrued expenses              E   37,414    E   32,866
  Construction in progress costs payable                 42,756        24,885
  Note payable                                            1,377           832
  Note payable, construction in progress                      -        15,000
  Debt, construct in progress                            80,000             -
  Debt, current portion                                  15,801        16,306
                                                     ----------    ----------
    Total current liabilities                           177,348        89,889

Long-Term Liabilities
  Debt, construction in progress                        324,238       146,485
  Debt, less current portion                            255,901       205,393
  Derivative financial instruments,
   construction in progress                              43,151        30,108
  Capital leases and other                                2,412         2,906
                                                     ----------    ----------
                                                        625,702       384,892
                                                     ----------    ----------
    Total liabilities                                   803,050       474,781

Minority Interest                                             -             -

            SHAREHOLDERS' EQUITY

Shares of beneficial interest                            78,139        76,995
Additional paid-in capital, stock options                   223             -
Retained earnings                                        49,196        52,789
Accumulated other comprehensive income (loss)             5,297        (4,815)
                                                     ----------    ----------
    Total shareholders' equity                          132,855       124,969
                                                     ----------    ----------
    Total liabilities and shareholders' equity       E  935,905    E  599,750
                                                     ==========    ==========



                                      (1)

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

                            MERCER INTERNATIONAL INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                  (Euros in thousands, except per share data)


                                                  2003         2002
                                               ----------   ----------
Revenues
 Pulp and paper                                E 182,456    E 227,883
 Transportation                                    3,607        4,953
 Other                                             8,493        6,296
                                               ---------    ---------
                                                 194,556      239,132
Cost of sales
 Pulp and paper                                  176,655      208,454
 Transportation                                    3,035        5,009
                                               ---------    ---------
   Gross profit                                   14,866       25,669
General and administrative expenses               19,323       24,979
Settlement expenses                                1,041            -
Flooding grants, less losses and expenses           (957)       1,835
                                               ---------    ---------
   (Loss) income from operations                  (4,541)      (1,145)

Other income (expense)
 Interest expense                                (11,523)     (13,753)
 Investment income                                 1,653          436
 Derivative financial instruments
   Unrealized loss, construction in progress
     financing                                   (13,042)     (30,108)
   Realized gain, construction in progress
     financing                                       743            -
   Net gains (losses), other                      28,467       23,429
 Impairment of equity method investment           (2,255)           -
 Impairment of available-for-sale securities      (5,570)           -
 Other                                                 -        3,590
                                               ---------    ---------
   Total other expense                            (1,527)     (16,406)
                                               ---------    ---------
   Loss before income taxes and minority
     interest                                     (6,068)     (17,551)
Income tax (provision) benefit                    (3,172)         264
                                               ---------    ---------
   Loss before minority interest                  (9,240)     (17,287)
Minority interest                                  5,647       10,965
                                               ---------    ---------
   Net loss                                       (3,593)      (6,322)

Retained earnings, beginning of period            52,789       59,111
                                               ---------    ---------
Retained earnings, end of period               E  49,196    E  52,789
                                               =========    =========

Loss per share
 Basic                                         E   (0.21)   E   (0.38)
                                               =========    =========
 Diluted                                       E   (0.21)   E   (0.38)
                                               =========    =========

Weighted average number of shares outstanding
 Basic                                        16,940,858   16,774,515
                                              ==========   ==========
 Diluted                                      16,940,858   16,774,515
                                              ==========   ==========



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

                            MERCER INTERNATIONAL INC.

                      RECONCILIATION OF PRO FORMA RESULTS
            FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2003 AND 2002
                  (Euros in thousands, except per share data)


                                        FOR THE QUARTER ENDED   FOR THE QUARTER ENDED
                                          DECEMBER 31, 2003       DECEMBER 31, 2002
                                        ---------------------   ---------------------
                                                         (UNAUDITED)
Net income reported under GAAP                 E   5,580               E   1,119
Adjustments for:
 (Gain) loss on interest rate swap
   contracts, Stendal project                     (9,483)                  8,097
 Gain on currency forward contract,
   Stendal project                                  (157)                      -
 Minority interest                                 2,852                  (2,949)
                                               ---------               ---------
Pro forma net income                           E  (1,208)              E   6,267
                                               =========               =========

Pro forma income per share
 Basic                                         E   (0.07)              E    0.37
                                               =========               =========
 Diluted                                       E   (0.07)              E    0.37
                                               =========               =========




                                        FOR THE YEAR ENDED      FOR THE YEAR ENDED
                                         DECEMBER 31, 2003       DECEMBER 31, 2002
                                        ------------------      ------------------

Net loss reported under GAAP                 E  (3,593)              E  (6,322)
Adjustments for:
 Loss on interest rate swap contracts,
   Stendal project                              13,042                  30,108
 Gain on currency forward contract,
   Stendal project                                (743)                      -
 Minority interest                              (5,647)                (10,965)
                                             ---------               ---------
Pro forma net income                         E   3,059               E  12,821
                                             =========               =========

Pro forma income per share
 Basic                                       E    0.18               E    0.76
                                             =========               =========
 Diluted                                     E    0.18               E    0.76
                                             =========               =========



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

                            MERCER INTERNATIONAL INC.

                        COMPUTATION OF OPERATING EBITDA
            FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2003 AND 2002
                  (Euros in thousands, except per share data)


                                         FOR THE QUARTER ENDED   FOR THE QUARTER ENDED
                                           DECEMBER 31, 2003       DECEMBER 31, 2002
                                         ----------------------  ----------------------
                                                           (UNAUDITED)
Net income, per income statement               E   5,580                 E   1,119
 Add (less):  Minority interest                    2,852                    (2,949)
              Income taxes (recovery)              2,946                      (275)
              Other income                       (13,399)                   (3,558)
                                               ---------                  --------
Loss from operations                              (2,021)                   (5,663)
   Add:  depreciation and amortization             5,970                     5,383
                                               ---------                  --------
Operating EBITDA(1)                            E   3,949                  E   (280)
                                               =========                  ========



                                         FOR THE YEAR ENDED   FOR THE YEAR ENDED
                                          DECEMBER 31, 2003    DECEMBER 31, 2002
                                         -------------------  -------------------

Net loss, per income statement               E  (3,593)           E  (6,322)
 Add (less):  Minority interest                 (5,647)             (10,965)
              Income taxes (recovery)            3,172                 (264)
              Other expense                      1,527               16,406
                                             ---------            ---------
(Loss) income from operations                   (4,541)              (1,145)
   Add:  depreciation and amortization          24,105               25,614
                                             ---------            ---------
Operating EBITDA(1)                          E  19,564            E  24,469
                                             =========            =========


(1) Operating EBITDA does not reflect the impact of a number of items that affect the Company's net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income
     (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company's results as reported under GAAP.


                                      (4)


                                     -more-

                            MERCER INTERNATIONAL INC.

           COMPANY SALES BY PRODUCT CLASS, GEOGRAPHIC AREA AND VOLUME
                                  (Unaudited)




                               YEAR ENDED DECEMBER 31,
                           --------------------------------
                               2003             2002
                           ------------     ------------
                                (EUROS IN THOUSANDS)
SALES BY PRODUCT CLASS
Pulp(1)                      E 126,594        E 130,173
Specialty Papers(2)             40,082           79,358
Printing Papers                 15,780           18,352
                             ---------        ---------

Total(1)                     E 182,456        E 227,883
                             =========        =========

SALES BY GEOGRAPHIC AREA
Germany                      E  80,306        E  88,808
Italy                           46,609           46,027
European Union(3)               29,936           31,631
Eastern Europe and Other        25,605           61,416
                             ---------        ---------

Total(1)                     E 182,456        E 227,882
                             =========        =========

                                 (AMOUNT IN TONNES)
SALES BY VOLUME
Pulp(1)                        303,655          293,607
Specialty Papers(2)             40,621           61,727
Printing Papers                 21,397           23,195
                             ---------        ---------

Total(1)                       365,673          378,529
                             =========          =======


(1) Excluding intercompany sales of 5,527 and 10,768 tonnes of pulp and intercompany net sales revenues of approximately E2.3 million and E4.9 million in the years ended December 31, 2003 and 2002, respectively.

(2) As of December 31, 2002, the Company's interest in Landqart AG is no longer consolidated and is included in the Company's results on an equity basis. Accordingly, sales from the Landqart specialty paper mill are not included in the Company's results for the year ended December 31, 2003, but are included for the year ended December 31, 2002. The Landqart specialty paper mill sold approximately 18,222 tonnes for approximately E39.7 million in the year ended December 31, 2002.

(3)  Not  including  Germany  or  Italy.


NOTE:  One  tonne  =  1.0160  of  one  ton.


                                      (5)


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

                            MERCER INTERNATIONAL INC.

                    COMPANY SALES BY PRODUCT CLASS AND VOLUME
                                   (Unaudited)



                              QUARTER ENDED DECEMBER 31,
                         -------------------------------------
                             2003                     2002
                         ------------             ------------
                                 (EUROS IN THOUSANDS)
SALES BY PRODUCT CLASS
Pulp(1)                    E  34,176                E  31,211
Specialty Papers(2)            9,897                   18,542
Printing Papers                3,448                    3,841
                           ---------                ---------

Total(1)                   E  47,521                E  53,594
                           =========                =========

                                  (AMOUNT IN TONNES)
SALES BY VOLUME
Pulp(1)                       81,729                   76,052
Specialty Papers(2)           10,201                   14,592
Printing Papers                4,829                    5,273
                           ---------                ---------

Total(1)                      96,759                   95,917
                           =========                =========


(1) Excluding intercompany sales of 361 and 2,240 tonnes of pulp and intercompany net sales revenues of approximately E0.1 million and E1.0 million in the three months ended December 31, 2003 and 2002, respectively.

(2) As of December 31, 2002, the Company's interest in Landqart AG is no longer consolidated and is included in the Company's results on an equity basis. Accordingly, sales from the Landqart specialty paper mill are not included in the Company's results for the fourth quarter of 2003, but are included for the fourth quarter of 2002. The Landqart specialty paper mill sold approximately 4,625 tonnes for approximately E9.3 million in the three months ended December 31, 2002.


NOTE:  One  tonne  =  1.0160  of  one  ton.


                                      (6)

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